Aetna Life Insurance and Annuity Company

                                   Endorsement

This Contract is endorsed as follows.

Add the following to Section I General Definitions:

         Dollar Cost Averaging - A program that permits the Certificate Holder to systematically transfer amounts from any of the Funds and the one-year AG Account Guaranteed Term to any of the Funds by completing the appropriate section of the enrollment form or a Dollar Cost Averaging election form.

Delete Section 1.21, Market Value Adjustment, and replace it with the following.

         1.21 Market Value Adjustment - An adjustment that may apply to an amount withdrawn or transferred from an AG Account Guaranteed Term prior to the end of that Guaranteed Term. The adjustment reflects the change in the value of the investment due to changes in interest rates since the date of deposit and is computed using the formula given in 3.06. The adjustment is expressed as a percentage of each dollar withdrawn or transferred.

Delete the first two paragraphs of Section 3.06, Market Value Adjustment, and replace it with the following:

         3.06 Market Value Adjustment - Except as noted below, there will be an MVA for a withdrawal from the AG Account before the end of a Guaranteed Term when the withdrawal is due to:

                  (a) A Transfer; except for Transfers from the one-year AG
                      Account Guaranteed Term under the Dollar Cost Averaging program or, as specified in AG Account Matured Term Value Transfer;

                  (b) A full or partial surrender (including a 10% free
                      withdrawal under 3.16), except for a partial withdrawal under the Systematic Withdrawal Option (see 3.11); or

                  (c) An election of Annuity option 2 (see 4.09).

                  Full and partial surrenders and Transfers made within six months after the date of the Annuitant's death will be the greater of:

                  (a) The aggregate MVA amount which is the sum of all
                      market value adjusted amounts calculated due to a withdrawal of amounts. This total may be greater or less than the Current Value of those amounts; or

                  (b) The applicable portion of the Current Value in the AG
                      Account.

MPIREND(4/95)

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Delete Section 3.07, Transfer of Current Value from the Funds or AG Account, and replace it with the following:

         3.07 Transfer of Current Value from the Funds or AG Account - Before an Annuity option is elected, all or any portion of the Adjusted Current Value of the Certificate Holder's Account may be transferred from any Fund or Guaranteed Term of the AG
                  Account:

                  (a)     To any other Fund; or

                  (b) To a Guaranteed Term of the AG Account available in the current Deposit Period.


                  Transfer requests can be submitted as a percentage or as a dollar amount. Aetna may establish a minimum transfer amount. Within a Guaranteed Term Group, the amount to be surrendered to transferred will be withdrawn first from the oldest Deposit Period, then from the next oldest, and so on until the amount requested is satisfied.

                  The Certificate Holder may make an unlimited number of Transfers during the Accumulation Period. The number of free Transfers allowed by Aetna is shown on Contract Schedule I. Additional Transfers may be subject to a Transfer fee as shown on Contract Schedule I.

                  Amounts transferred from the AG Account under the Dollar Cost Averaging program, or amounts transferred as a Matured Term Value on or within one calendar month of the Term's Maturity Date, do not count against the annual Transfer limit.

                  Amounts applied to Guaranteed Terms of the AG Account may not be transferred to the Funds or to another Guaranteed Term during the Deposit Period or for 90 days after the close of the Deposit Period except for (1) a Matured Term Value(s) during the calendar month following the Term's Maturity Date and (2) amounts transferred from the one-year AG Account Guaranteed Term under the Dollar Cost Averaging program.

Delete the first paragraph in Subsection 3.11(a), Estate Conservation Option
(ECO), and replace it with the following:

         (a) Estate Conservation Option (ECO) - A distribution option under which a portion of the Account's Current Value will be surrendered automatically and distributed each year. ECO payments will be calculated based on the Account's full Current Value. The distributed amount will be withdrawn pro rata from each investment option used under the Account. A Surrender Fee will not be deducted from any portion of the Current Value which is paid as a distribution under ECO. Certificate Holders should consult their tax advisor prior to requesting this distribution option. Aetna will not be responsible for any adverse tax consequences due to receiving ECO payments.

Delete the first paragraph in Subsection 3.11(b), Systematic Withdrawal Option
(SWO), and replace it with the following:

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         (b)      Systematic Withdrawal Option (SWO) - A distribution option under which a portion of the Account's Current Value will be surrendered automatically and distributed each year. SWO payments will be calculated based on the Account's full Current Value. The distributed amount will be withdrawn pro rata from each investment option used under the Account. A Surrender Fee will not be deducted from any portion of the Current Value which is paid as a distribution under SWO. Certificate Holders should consult their tax advisor prior to requesting this distribution option. Aetna will not be responsible for any adverse tax consequences due to receiving SWO payments.

Delete Section 3.12, Death Benefit Amount, and replace it with the following:

         3.12 Death Benefit Amount - If the Certificate Holder or Annuitant dies before Annuity payments start, the Beneficiary is entitled to a death benefit under the Account. The claim date is the date when proof of death and the Beneficiary's claim are received in good order at Aetna's Home Office. The amount of the death benefit is determined as follows:

                  (a) Death of Certificate Holder/Annuitant less than 75 years of age: The guaranteed death benefit is the greatest of:

                           (1) The sum of all Net Purchase Payment(s) made to the Account (as of the date of death) minus the sum of all amounts surrendered, applied to an Annuity, or deducted from the Account;

                           (2) The highest step-up value as of the date of death. A step-up value is determined on each anniversary of the Effective Date. Each step-up value is calculated as the Account's Current Value on the Effective Date anniversary, increased by the amount of any Purchase Payment(s) made, and decreased by the sum of all amounts surrendered, deducted, and/or applied to an Annuity option since the Effective Date anniversary.

                           (3) The Account's Current Value as of the date of death.

                           The excess, if any, of the guaranteed death benefit value over the Account's Current Value is determined as of the date of death. Any excess amount will be deposited in the Account and allocated to the Aetna Variable Encore Fund as of the claim date. The Current Value on the claim date, plus any excess amount deposited, becomes the Account's Current Value.

                  (b) Death of Certificate Holder/Annuitant age 75 or greater: The death benefit amount is the greatest of:

                           (1) The sum of all Net Purchase Payment(s) made to the Account (as of the date of death) minus the sum of all amounts surrendered, applied to an Annuity, or deducted from the Account;
                           (2) The highest step-up value prior to the Certificate Holder's 75th birthday. A step-up value is determined on each anniversary of the Effective Date.

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                                    Each step-up value is calculated as the
                                    Account's Current Value on the Effective
                                    Date anniversary, increased by the amount of any Purchase Payment(s) made, and decreased by the sum of all amounts surrendered, deducted, and/or applied to an Annuity option since the Effective Date anniversary.

                           (3) The Account's Current Value as of the date of death.

                           The excess, if any, of the guaranteed death benefit value over the Account's Current Value is determined as of the date of death. Any excess amount will be deposited in the Account and allocated to the Aetna Variable Encore Fund as of the claim date. The Current Value on the claim date, plus any excess amount deposited, becomes the Account's Current Value.

                  (c) At the death of a surviving spouse Beneficiary who continued the Account in his or her own name, the death benefit amount is equal to the Account's Current Value less any applicable Surrender Fee on the amount of any Purchase Payment(s) made since the death of the Certificate Holder.

Delete Section 3.15, Liquidation of Surrender Value, and replace it with the following:

         3.15 Liquidation of Surrender Value - All or any portion of the Account's Current Value may be surrendered at any time. Surrender requests can be submitted as a percentage of the Account's Current Value or as a specific dollar amount. Net Purchase Payment amounts are withdrawn first, and then the excess value, if any. For any partial surrender, amounts are withdrawn on a pro rata basis from the Fund(s) and/or the Guaranteed Term(s) Groups of the AG Account in which the Current Value is invested. Within a Guaranteed Term Group, the amount to be surrendered or transferred will be withdrawn first from the oldest Deposit Period, then from the next oldest, and so on until the amount requested is satisfied.

                  After deduction the Maintenance Fee, if applicable, the surrendered amount shall be reduced by a Surrender Fee, if applicable. An MVA may apply to amounts surrendered from the AG Account.

Endorsed and made part of this Contract on the Effective Date of the Contract.


                                      /s/  Dan Kearney

                                      President
                                      Aetna Life Insurance and Annuity Company

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